UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 13, 2007
Date of Report (Date of earliest event reported)

MILLENNIUM CELL INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31083	22-3726792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Industrial Way West
Eatontown, New Jersey 07724
(Address of principal executive offices)

(732) 542-4000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 17, 2007, Millennium Cell Inc. (the “Company”) and the majority holders of the Company’s Unsecured Convertible Debentures Due February 16, 2009 (the “Debentures”) entered into an amendment (the “Amendment”) of the Company’s outstanding Debentures.

The Amendment modifies the Debenture covenant restricting payment of Permitted Indebtedness during an Event of Default (as defined in the Debentures) by permitting payment of interest or principal in respect to Permitted Pari Passu indebtedness (as defined in the Debentures) so long as such payments are made on a pro rata basis with the holders of the Debentures, based on their respective principal amounts.

Certain holders of the Debentures that entered into the Amendment are also holders of the Company’s Series C2 Convertible Preferred Stock and warrants, and one such holder is also a holder of the Company’s Unsecured Convertible Debenture Due September 30, 2007.

The foregoing summary is qualified in its entirety by the full text of the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02. Compensatory Arrangements of Certain Officers

On March 13, 2007, the Company entered into an agreement with the Company’s President, Adam P. Briggs (the “Agreement”), which provides that upon a termination of Mr. Briggs’ employment with the Company on or prior to August 7, 2008 (a) by the Company without Cause (as defined in the Change in Control Agreement between the Company and Mr. Briggs, dated September 25, 2006, a form of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 29, 2006  (the “Change of Control Agreement”)) or (b) by Mr. Briggs for Good Reason (as defined in the Change of Control Agreement), Mr. Briggs is entitled to:

(i)
a general entitlement of: a lump sum payment equal to (1) any unpaid portion of Mr. Briggs’ Base Salary (as defined in the Change of Control Agreement) through the date of termination, plus (2) payment in respect of any unused vacation as of the date of termination, plus (3) any annual or discretionary bonus earned but not yet paid to Mr. Briggs for any calendar year prior to the year in which the termination occurs, plus (4) any deferred compensation under any incentive compensation plan of the Company or any deferred compensation agreement between Mr. Briggs and the Company then in effect, plus (5) any other compensation or benefits to which Mr. Briggs is entitled and which remains unpaid as of the date of termination, plus (6) an amount equal to any unpaid reimbursable business expenses incurred by Mr. Briggs through the date of termination; and

(ii)
an additional entitlement, to be paid in monthly installments during the eighteen months following the date of termination, of: (1) payment of an amount equal to 1.5 times Mr. Briggs’ Base Salary, plus (2) payment of an amount equal to 1.5 times the average of Mr. Briggs’ annual bonuses for the three years prior to the year in which such termination occurs, plus (3) continuing coverage under the life, disability, accident and health insurance programs for Company employees generally and under any supplemental programs covering Mr. Briggs or the Company’s senior executives generally for the three year period from such termination or until Mr. Briggs becomes eligible for substantially similar coverage under the employee benefit plans of a new employer, whichever occurs earlier, plus (4) immediate and unconditional vesting of any unvested stock options and stock grants previously awarded to Mr. Briggs and, for the one year period following such termination, the right to exercise any stock options held by Mr. Briggs.

To avoid the imposition of accelerated or additional taxes under Section 409A of the Internal Revenue Code, the Agreement provides that any payments that would have been made during the six month period following the date of termination are to be paid in a lump sum on the date that is six months following the date of termination.

The Agreement provides that for a period of one year after the termination of Mr. Briggs’ employment, he will not directly or indirectly solicit any employee of the Company or its subsidiaries to leave their employment. The Company’s obligation to provide Mr. Briggs the additional entitlement is conditioned on both his continued compliance with this non-solicitation obligation as well as on Mr. Briggs executing and delivering to the Company a written release of claims against the Company.

Mr. Briggs is not entitled to receive any of the payments or benefits described in the Agreement in connection with a Change of Control (as defined in the Change of Control Agreement).

The foregoing summary is qualified in its entirety by the full text of the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

10.1	Amendment to Unsecured Convertible Debentures of Millennium Cell Inc., between Millennium Cell Inc. and the Majority Holders, dated March 16, 2007.

10.2	Letter Agreement, between Millennium Cell Inc. and Adam P. Briggs, dated March 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millennium Cell Inc.

By:  /s/ John D. Giolli

Name: John D. Giolli, CPA
Title:  Chief Financial Officer

Date: March 19, 2007

EXHIBIT INDEX

10.1	Amendment to Unsecured Convertible Debentures of Millennium Cell Inc., between Millennium Cell Inc. and the Majority Holders, dated March 16, 2007.

10.2	Letter Agreement, between Millennium Cell Inc. and Adam P. Briggs, dated March 13, 2007.